EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
As of December 31, 1994




                                                            Percentage of
Name                            Jurisdiction                Stock Owned
AWI Retail, Inc.                North Carolina               100%
Pilot Research Corp.            North Carolina               100%
Alba Export Corp.               North Carolina               100%


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